Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Announces Appointment of Vice President of Corporate Development

HOUSTON– March 1, 2023 – Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”), an international Fortune 300 automotive retailer with 204 dealerships located in the U.S. and U.K., announced today that Jamie Albertine has joined the Company as its Vice President of Corporate Development. In his role, Jamie will be responsible for mergers and acquisitions, real estate, and construction activities.

Albertine joins Group 1 with over 20 years’ experience in the automotive and financial services industries. Most recently, he served as Vice President, Strategic Initiatives and Corporate Development at MileOne Auto Group. At MileOne, he was responsible for driving growth and working to implement key strategic priorities across a portfolio of over 70 dealerships. Earlier in his career, Albertine served as Managing Partner/Senior Analyst at Consumer Edge Research and Director/Lead Analyst at Stifel Nicolaus & Co, Inc.  Albertine received his undergraduate degree from Harvard University.

“Jamie is a great addition to the Group 1 leadership team.  He is a proven corporate development leader, and his experience and background will be instrumental in driving our strategic growth,” said Daryl Kenningham, Group 1’s President and CEO.

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 204 automotive dealerships, 275 franchises, and 46 collision centers in the United States and the United Kingdom that offer 35 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, www.facebook.com/group1auto, and www.twitter.com/group1auto.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Terry Bratton

Manager, Investor Relations

Group 1 Automotive, Inc.

tbratton@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223

cwoods@piercom.com